Exhibit 99.1

Description of the Business of the Company

Overview

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets.

Trestle’s digital imaging products - MedMicro and MedScan - provide a digital platform to share, store, and analyze tissue images.

Trestle’s MedReach product provides healthcare organizations with a cost effective  platform for remote examination, diagnosis, and treatment of patients.

Our customers include some of the world’s leading pharmaceutical, research and healthcare organizations; our top twenty-five customers are Pfizer, Aventis, Merck, GlaxoSmithKline, the Kingdom of Saudi Arabia, Walter Reed Army Medical Center, Addus Healthcare, Hawaii Health Systems, Scott & White Hospitals, Louisiana Telemedicine Consortium, Shriners Hospitals, Texas A&M, National Cancer Institute, Baystate Medical Center, Health Network Laboratories, Longview Medical Laboratories, Newark Beth Israel, Saint Joseph Healthcare, University of Alabama, University of Maryland, University of Louisville, Columbia Presbyterian University, Ohio State University, University of California at San Francisco, and University of Southern California.  We have only sold a limited amount of our products to customers and have not generated significant revenues to date.

Digital Imaging

Trestle’s digital imaging products, MedMicro and MedScan, have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  The Company’s first product, MedMicro, is a remote controlled, digital microscope that enables pathologists in dispersed locations to simultaneously review the same tissue sample at sub-micron (1/1,000,000 of a meter) resolution in real time.  By enabling multiple pathologists to view the same tissue sample concurrently from remote locations, MedMicro can save time, reduce expenses and increase quality of service.

MedMicro was introduced commercially in 1999 and now represents over 80 microscope sites in eight countries serving over 400 installed viewing stations.

The Company plans to leverage its position in shared microscopy to introduce high productivity tissue scanners to further digitize the pathologist workflow.  By digitizing whole glass slides, Trestle’s MedScan products transform the pathologist work environment, enabling efficient image archiving, management and analysis.   For pharmaceutical and biotechnology companies, MedScan enables improvements to both the pre-clinical and clinical phases of research and development through better capture, database management and analysis of tissue sample information.

We shipped our first MedScan beta system to a pharmaceutical user in Q4 2003.  Our first MedScan product is scheduled for commercial release in January 2004.

Telemedicine

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  The Company’s telemedicine product, MedReach, consists of proprietary client-server software that integrates videoconferencing, clinical devices, medical images and patient data.   MedReach allows healthcare organizations to remotely examine, diagnose, and treat patients and enables improved service, increased patient traffic and improved patient access to specialists.  MedReach was first released commercially in 1998 and is now installed in over 60 medical facilities.

Through collaboration with our key customers, we plan to improve integration with healthcare information systems and introduce new MedReach products tailored to specific clinical applications.

Market Overview

Digital Imaging Market

The Company estimates the potential market opportunity for digital tissue imaging is approximately $700 million per year worldwide.  This is based on an estimated 350,000 installed microscopes in healthcare and pharmaceutical markets at historical replacement rates and costs.

Telemedicine Market

According to Business and Communications Company, Inc. (“BCC”), the current domestic market for telemedicine software is approximately $1.2 billion.  Management estimates that software designed to allow remote viewing of x-rays represents the majority of this market.  While growth of the telemedicine market has historically been hindered by telecommunications infrastructure and hardware cost limitations, more cost-effective telecommunications technologies and lower hardware costs are facilitating the expansion of this market.  BCC projects the total software market will grow 13% annually to approximately $2 billion in 2007.  The Company believes MedReach has the potential to serve a portion of this market.  In addition, the hardware bundled with a MedReach sale provides additional revenue opportunities.

Applicability of Trestle’s Products in the Healthcare and Pharmaceutical Industries

Both the healthcare and pharmaceutical industries share common requirements, including: increased productivity; accelerated time to diagnosis; improved access to information; and automation of repetitive tasks.

We provide technologically advanced imaging and telemedicine products to the healthcare and pharmaceutical markets.  Our products can be used to remotely examine, diagnose and treat patients.  As a result, our customers are able to reduce response times, hospital stays, non-reimbursable activities and improve quality of care.  In addition, recent changes to Medicare and Medicaid reimbursement policies are expected to spur increased use of telemedicine applications.

For example, in the pharmaceutical industry, MedMicro and other digital imaging products are used by manufacturers to share, archive, and analyze tissue sample images.  Our pharmaceutical and biotechnology customers use these products to facilitate improvements in the pre-clinical drug development process.

Trestle Acquisition

Background on Trestle’s Business

Trestle’s business was created through the combination of the operations of two companies – Illumea Corporation (“Illumea”) and Vidimedix Corporation. (“Vidimedix”).  Illumea received seed funding from the Department of Pathology at University of Southern California.  Its mission was the development of applications for the digital review and analysis of traditional glass microscope slides.   Vidimedix was founded in conjunction with the Texas Back Institute to develop a personal computer-based telemedicine application providing physicians with integrated access to patient records, videoconferencing, and data from clinical diagnostic devices.  The operations of these businesses were merged in 2000.

Acquisition of Trestle’s Business and Assets

On May 20, 2003, following approval of the Bankruptcy Court of the Eastern District of New York, the Company through its wholly owned subsidiary, Trestle Acquisition Corp. (“TRAC”), purchased substantially all of the assets of Trestle Corporation (“Old Trestle”) pursuant to an Asset Purchase Agreement, dated April 16, 2003.  Old Trestle was historically in the telepathology and telemedicine industries.  Under the terms of the acquisition, TRAC paid the sellers $1,250,000 in cash, and assumed certain liabilities of Old Trestle consisting of approximately $369,000 of accounts payable and accrued liabilities and certain amounts of deferred revenue on contracts in progress.

The acquired assets included (a) intellectual property, (b) tangible personal property, (c) accounts receivable, (d) cash and cash equivalents, (e) certain real and personal property lease agreements and leasehold improvements, (f) software and the contracts related thereto used or held for use in or relating to the Old Trestle business, and (g) certain assumed contracts.

Industry Overview

Trestle develops and sells digital imaging and telemedicine products primarily into the healthcare and pharmaceutical markets.  Digital imaging products are utilized by human and animal pathologists in both clinical practice and research.  Telemedicine products are used by medical specialists and administrative staff in a range of clinical settings.

Telemedicine is the use of communication equipment to link healthcare providers and patients in different locations.  In contrast to the more traditional ways of providing medical care (e.g., face-to-face consultations or examinations), telemedicine is a cost-effective alternative.  Telemedicine offers increased cost efficiency, reduced transportation expenses, improved patient access to specialists, improved quality of care, and better communication among providers.

Both the healthcare and pharmaceutical markets share common requirements, including: increased productivity; accelerated time to diagnosis; improved access to information; and automation of repetitive tasks.

According to Microscopy, Marketing and Education (“MME”), the microscope replacement market generates approximately $2 billion in revenue per year.  Management estimates that Trestle’s digital imaging products are potential near-term replacements for more than 35% of this market or $700 million annually.  Currently, according to Pharmaceutical Research and Manufacturers of America, over $32 billion is spent on pharmaceutical research and development.  The Company’s digital database and analysis tools under development are designed to streamline research and development processes and workflow, and are expected to provide additional revenue opportunities.

According to BCC, the entire United States telemedicine market is over $4.3 billion in 2003, of which $1.2 billion is software sales in 2003.  According to BCC, this market will grow to approximately $6.9 billion in 2007, of which $2.0 billion is projected to be software sales.   Our telemedicine products are primarily software, with some hardware device integration and resale.

Digital Imaging

Trestle’s original digital imaging product, MedMicro, is a live microscopy product designed to enable pathologists in dispersed locations to review the same tissue samples simultaneously.  The Company’s latest product, MedScan, is designed to further digitize the pathologist workflow by capturing and storing images from whole glass slides.  These applications transform the pathologist work environment enabling efficient image sharing, archiving, management and analysis.

The digital imaging markets can be categorized by type of tissue (human or animal) and use (diagnostic or research).

Human Pathology

Pathologists focusing on human disease study the origin, course and indicators of disease.  Pathology divides into clinical pathology – the analysis of fluids such as urine and blood – and Trestle’s market, anatomic pathology – the analysis of tissue.  Clinical pathology market is dominated by large national laboratories that use large-scale automation and is generally a high volume, low margin business.  The technology for the automation of anatomic pathology has not been historically available.  As a result, anatomic pathology remains a less consolidated and higher margin industry.

According to Credit Suisse First Boston, the worldwide anatomic pathology market is approximately $10 billion annually.  According to the College of American Pathologists, the market’s growth is correlated to cancer rates and expected to grow at 6-8% per year with the aging of the current population.

The College of American Pathologists reports a total of 16,500 pathologists in the United States, with approximately two-thirds or 11,000 practicing anatomic pathology.  These pathologists generally practice within one or more market segments, including pathology labs, integrated health systems, and commercial and academic research.

Animal Pathology

Animal pathology includes testing in research and diagnostic treatment of both pets and livestock.  Animal pathology for treatment is mainly conducted by labs providing services to veterinary practices.  The majority of animal pathology is conducted by pharmaceutical and biotechnology companies for drug development.

The dynamics of veterinary pathology for treatment resemble human diagnostic pathology.  Veterinary pathologists seek to improve access to specialists, management and archiving of data, and improved workflow and tissue analysis.

The pharmaceutical and biotechnology industries develop and market products for the treatment of disease and improvements in health.  Potential drugs are eliminated prior to testing on humans through high volume animal toxicity testing.  Companies seek to improve this process in order to eliminate toxic drugs early and speed effective compounds to market.  Companies also address potential bottlenecks by streamlining the pathologist workflow and automating repetitive tasks.

The key market segments in animal pathology are pharmaceutical toxicology groups, academic and government research, contract research organizations (CROs), and biotechnology firms.

Digital Imaging Applications

Digital imaging products share common uses in both human and animal pathology, including consultation, communication and collaboration; education and publication; archiving and management; workflow; and analysis, as described below.

Consultation, Communication and Collaboration

Pathologists frequently consult with other pathologists and specialists in carrying out their daily work.   There are often delays in consulting due to the transportation of slides or having to travel to distant location in order to meet face-to-face.  Trestle’s products allow sharing of images real time, eliminating the need for slide transportation or travel.   Pathologists and specialists are able to simultaneously view and manipulate the slides and provide consultation in real-time.  In addition, communication is improved as multiple pathologists and specialists can view and manipulate the same slide simultaneously.

Education and Publication

Tissue images are critical to pathology publications and instruction.   Traditional publications are limited to the inclusion of a snapshot of one location on the slide or references to glass slide archives.  Trestle’s products allow whole slides to be cited in publications and accessed in a digital format, improving the availability of high quality samples and facilitating sample access.

Archiving and Management

Viewing and accessing multiple tissue samples is critical to anatomic pathology workflow.   Typically, tissue images are incomplete and stored in cumbersome formats with no efficient links to associated data.  Trestle’s products under development are designed to link a digital slide together with relevant data in a flexible and easily accessible digital archive.

Workflow

Pathologists work predominantly with traditional microscopes.   Microscopes are both ergonomically inefficient and make cross-referencing images and other data difficult.   Trestle’s products under development will enable a pathologist to view multiple diagnostic-quality images and associated information simultaneously.

Analysis

Analysis of tissue samples is still predominantly done by humans rather than computers.   Limitations on automation have resulted from, among other things, the difficulty of capturing data, the complexity of data and the pattern recognition required for evaluation.  Trestle’s MedScan product facilitates the data capture process, enabling further development of digital analysis applications.

Telemedicine

Historically, customers have been slow to adopt telemedicine in their daily work environment due to limited telecommunications infrastructure and limited insurance reimbursement and physician licensure.  However, as telecommunications costs decrease and access improves, and as reimbursement and regulatory policies improve, adoption of remote medicine tools is increasing.

Key market sectors in telemedicine include healthcare providers, biomedical and pharmaceutical companies, employers, prisons, and assisted living institutions. These market segments share the common goal of providing services via electronic networks rather than through physical presence.  These market segments also share many of the goals of telemedicine, including:

•    expansion of markets;

•    generation of additional revenue;

•    reduction of patient acquisition and retention costs; and

•    reduction in staffing and operational costs.

Products and Technology

Digital Imaging Products

Digital imaging is used in pathology for capturing, storing, and distributing digital images in two categories: live virtual microscopy and stored virtual microscopy.  In live virtual microscopy, digital images are captured and viewed in real time while the slide is on the microscope. In stored virtual microscopy, an image is digitally captured, processed and stored electronically for viewing and analyzing at a later time.  Thus, the original data source, the microscopic slide, does not need to be on the image acquisition device in order to be viewed.

Live and stored digital imaging each have their strengths and weaknesses, with each serving particular needs in the pathology workplace. With MedMicro and MedScan, Trestle has created products for both applications.  Taken together, they provide the foundation for a fully digital environment that combines live virtual microscopy and stored virtual microscopy to deliver a comprehensive solution for digital microscopy.

In areas of science and medicine other than pathology, transforming data from a physical format (such as paper or tissue) to a computer-based format (such as text or digital image) has not only enhanced existing methods of work, but also enabled whole new working techniques and applications.  The Company believes the field of pathology will be no exception.

MedMicro, the Company’s first digital microscopy product, provides live, easily-manipulated, diagnostic quality images from a remote microscope.  MedMicro products consist of proprietary software combined with off-the-shelf automation components, laboratory microscopes, digital cameras, and a standard personal computer for operation.  MedMicro customers may also upgrade their purchases with multi-slide loaders and additional objectives.

The Company’s digital imaging products under development include: 1) MedScan, a digital slide scanner to allow capture of an entire slide; 2) automated slide loaders to allow high volume automated digitization of slides; 3) database tools to enable workflow management, association and referencing of digital slides; and 4) image analysis tools to automate diagnostic screening.

Telemedicine Products

The Company’s telemedicine product, MedReach, consists of proprietary software which integrates videoconferencing, clinical devices, medical images and patient data.   MedReach enables healthcare organizations to remotely examine, diagnose and treat patients and allows improved service and increased patient traffic with minimal additional personnel or facilities.

MedReach utilizes the latest e-commerce technologies to provide secure remote access to clinical data based on object-oriented design models.  MedReach also enables compliance with healthcare-specific standards such as Health Insurance Portability and Accountability Act of 1996 and Digital Imaging and Communications in Medicine interfaces.

MedReach has been designed to meet workflow needs and legacy environments of healthcare institutions.  An implementation is customized to meet the needs of the specific customers, and generally consists of the backbone WebServer software, hardware, various media applications, and client workstations.

As the Company’s digital imaging products evolve, the MedReach platform, with its efficient data storage and encounter management, will be migrated into the foundation for the Company’s digital imaging products.

Competition

Our competitors in the digital imaging and telemedicine markets are highly competitive, may have greater resources than we do, and may have better name recognition than we do.

The Company’s competitors in the digital imaging market include Advanced Database Systems, Aperio, Fairfield Imaging, Tissue Informatics, Midwest Information Systems, Scimagix, Apollo Telemedicine, Bacus Labs, Interscope Technologies, Chromavision, Applied Imaging, Nikon, and Soft Imaging.

The Company’s competitors in the telemedicine market include, VitelNet, Polycom, Tandberg, Televital, Health Hero Networks, Healthtek Solutions, Visual Telecommunications Network, Healthcare Vision, Second Opinion, and Siemens.

Regulatory Issues

Medicare

The Balanced Budget Act of 1997 authorized payment for telemedicine services and mandated that Medicare reimburse telemedicine care and fund telemedicine demonstration projects.  This act had many restrictions that caused problems for telemedicine service providers.  On October 1, 2001, new legislation, the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 went into effect that created favorable changes to telemedicine reimbursement.  These changes include:

•                                          Expanded payment sites (Originating Site) to include physician and practitioner offices, critical access hospitals, rural health clinics, federally qualified health centers and hospitals.

•                                          Increased Originating Site fees of $20 per visit, increasing over time.

•                                          Expanded billable telemedicine services to include direct patient care, physician consultations and office psychiatry services.

•                                          Equalized physician payments for telemedicine services to standard clinical services.

•                                          Expanded the geographic regions that are authorized for reimbursement.

•                                          Initiated pilot to reimburse for use of store and forward applications in Alaska and Hawaii.

•                                          Authorized prospective payment for telemedicine services applicable to home care.

Medicaid

Medicaid is a jointly funded Federal-state health insurance program for persons with low income and/or disabilities.  Medicaid reimbursement for services furnished through telemedicine applications is available at the state’s option.  States which currently authorize fees for service reimbursement include Arkansas, California, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Montana, Nebraska, North Carolina, North Dakota, Oklahoma, South Dakota, Texas, Utah, Virginia, and West Virginia.  Two additional states, Kentucky and Maine, are enacting regulations to cover telemedicine.

Commercial

Commercial insurers’ reimbursement for telemedicine services varies by organization and state.  Some of the larger insurers, including Blue Cross/Blue Shield, not only reimburse for these services but are also leaders in developing telemedicine programs.  Many states including California, Louisiana, Texas and others, have passed laws or have laws pending that prevent discrimination between regular and telemedicine visits.

Food and Drug Administration

Trestle’s products can be considered medical devices and subject to regulation by the United States Food and Drug Administration (“FDA”).  The FDA categorizes medical devices into three classes; these classes are referred to as Class I, Class II, and Class III.  Class I devices (“general controls”) are the lowest category and many are exempt from FDA pre-market notification or approval requirements.

MedMicro is registered with the FDA as Class I Medical Device.  The medical device components in MedReach have been registered by the manufacturing companies as Class I.  As part of continued FDA compliance efforts, Trestle operates under Current Good Manufacturing Practice (CGMP) guidelines.  Certain next generation applications may require more detailed FDA approval processes.

Intellectual Property

Trestle has one issued and three pending patents on its products, including SmartFocus™, a continuous focus system improving the capture of accurate, in-focus tissue sample information at sub-micron resolution despite sample variations and defects, and while maintaining high speed.  We also rely on trade secrets and proprietary know-how that we seek to protect, including with confidentiality agreements.